UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
(RULE 14A - 101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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SANTARUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SANTARUS, INC.
10590 West Ocean Air Drive, Suite 200
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
     The Annual Meeting of the Stockholders of Santarus, Inc. will be held on June 14, 2007 at 1:00 p.m. at the Homewood Suites by Hilton, 11025 Vista Sorrento Parkway, San Diego, California 92130, for the following purposes:
•	elect two directors of Santarus;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	transact such other business as may be properly brought before the meeting or any adjournment thereof.
     Stockholders of record at the close of business on April 16, 2007 are entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.
     Accompanying this Notice is a proxy card. Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.
     All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Gerald T. Proehl
President, Chief Executive Officer and Director

San Diego, California
April 26, 2007

PROXY STATEMENT
PROPOSAL 1
DIRECTOR COMPENSATION TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER BUSINESS

SANTARUS, INC.

PROXY STATEMENT
     The board of directors of Santarus, Inc., a Delaware corporation (“Santarus,” the “company,” “we” or “us”), is soliciting the enclosed proxy card for use at our Annual Meeting of Stockholders to be held on June 14, 2007 at 1:00 p.m. at the Homewood Suites by Hilton, 11025 Vista Sorrento Parkway, San Diego, California 92130, and at any adjournments or postponements thereof. This Proxy Statement will be first sent to stockholders on or about April 26, 2007.
     All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card in the enclosed envelope.
     A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our board of directors’ nominees for director, and (2) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2007, abstentions will have the effect of a vote “against” such proposal, and “broker non-votes,” although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither “for” nor “against” such proposal.
     Stockholders of record at the close of business on April 16, 2007 (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the proxy card. As of that date, 50,726,807 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors; and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
     The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
     Our board of directors currently consists of seven members. Our Amended and Restated Certificate of Incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, two nominees for director are to be elected as Class I directors for a three-year term expiring at our 2010 annual meeting of stockholders. The nominees are Daniel D. Burgess and Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.). The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office.
     A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy.
Information Regarding Directors
     The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:
Nominees for Election for a Three-Year Term Expiring at the
2010 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Daniel D. Burgess	45	Director
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)	69	Director
     Daniel D. Burgess has served as a member of our board of directors since July 2004. Since August 1999, Mr. Burgess has been Chief Operating Officer and Chief Financial Officer of Hollis-Eden Pharmaceuticals, Inc., a pharmaceutical company. Mr. Burgess joined Hollis-Eden from Nanogen Inc., a supplier of molecular diagnostic tests, where he served as Vice President and Chief Financial Officer. Prior to joining Nanogen in 1998, Mr. Burgess spent ten years with Gensia Sicor, Inc. (acquired by Teva Pharmaceutical Industries Limited), formerly Gensia Inc., a specialty pharmaceutical company, and Gensia Automedics, Inc., a partially owned subsidiary of Gensia Sicor. He served as President and a director of Gensia Automedics, where he was responsible for all functional areas of this medical products company. In addition, he was Vice President and Chief Financial Officer of Gensia Sicor, where he was responsible for finance, investor relations, business development and other administrative functions. Prior to joining Gensia, Mr. Burgess held positions at Castle & Cooke, Inc. and Smith Barney, Harris Upham and Company. Mr. Burgess has served as a director of Metabasis Therapeutics, Inc. since March 2004. He holds a B.A. in economics from Stanford University and an M.B.A. from Harvard Business School.
     Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.) has served as a member of our board of directors since February 2005. Dr. Carter has been a venture partner at S.V. Life Sciences Advisers LLP since 1998. He retired from Zeneca, PLC, a publicly-traded global pharmaceutical company, in 1998. Dr. Carter served Zeneca as International Medical Director from 1986 to 1989 and International Marketing Director from 1990 to 1995. From 1976 to 1984, Dr. Carter held several positions with Roche Products, Ltd., including head of Medical Development and Medical Affairs, and Director of the Pharmaceutical Division. Dr. Carter currently serves as a director of Micromet, Inc., a biopharmaceutical company, and GTx, Inc., a men’s health biotechnology company, in the U.S. He also serves on the boards of European biopharmaceutical companies, Metris Therapeutics, Ltd., where he is Chairman of the board of directors, and Fulcrum Ltd. He is an elected fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter holds a bachelor’s degree in pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.).

Members of the Board of Directors Continuing in Office
Term Expiring at the
2008 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Michael E. Herman	65	Director
Kent Snyder	53	Director
     Michael E. Herman has served as a member of our board of directors since September 2003. From January 1992 to December 2000, Mr. Herman was President of the Kansas City Royals Baseball Club. From January 1990 to December 1999, he was Chairman of the Finance and Investment Committee of the Kauffman Foundation and was its President from January 1985 to December 1990. From October 1974 to December 1990, Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories. Mr. Herman serves as a director of Senomyx, Inc., a biotechnology company, Cerner Corporation, a health care information technology company, and is also a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business. Mr. Herman also previously served as a director of Janus Capital, Eloquent, Inc. and Agouron Pharmaceuticals, Inc. Mr. Herman holds a B.S. in metallurgical engineering from Rensselaer Polytechnic Institute and an M.B.A. from the University of Chicago.
     Kent Snyder has served as a member of our board of directors since September 2004. Since June 2003, Mr. Snyder has been the President and Chief Executive Officer and a director of Senomyx, Inc., a San Diego-based biotechnology company. Prior to joining Senomyx, from October 2001 to June 2003, Mr. Snyder was retired. From July 1991 to October 2001, Mr. Snyder held various management positions with Agouron Pharmaceuticals, Inc., a Pfizer company, including President of Global Commercial Operations. Prior to holding the position of President of Global Commercial Operations, Mr. Snyder served as Senior Vice President of Commercial Affairs and Vice President of Business Development. Mr. Snyder holds a B.S. from the University of Kansas and an M.B.A. from Rockhurst College.
Term Expiring at the
2009 Annual Meeting of Stockholders

Name	Age	Present Position with the Company
Gerald T. Proehl	48	President, Chief Executive Officer and Director
David F. Hale	58	Chairman of the Board
Ted W. Love, M.D.	48	Director
     Gerald T. Proehl has served as our President and Chief Executive Officer and as a director since January 2002. From March 2000 through December 2001, Mr. Proehl was our President and Chief Operating Officer. From April 1999 to March 2000, Mr. Proehl was our Vice President, Marketing and Business Development. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, for 14 years, where he served in various capacities in multiple therapeutic areas including gastrointestinal, cardiovascular, wound care and central nervous system, and from March 1997 to April 1999 served as Vice President of Global Marketing. While at Hoechst Marion Roussel, Mr. Proehl oversaw the co-promotion of the proton pump inhibitor Prilosec® by Hoechst Marion Roussel and Astra Merck Inc. and was responsible for the marketing of gastrointestinal products Carafate® and Pentasa®, among products in several other therapeutic areas. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College.
     David F. Hale has been Chairman since February 2004 and has served as a member of our board of directors since June 2000. Since May 2006, Mr. Hale has been Chairman and Chief Executive Officer of Hale BioPharma Ventures, LLC, which is focused on the formation and development of biotechnology and specialty pharmaceutical companies. From October 2000 to May 2006, Mr. Hale served as President and Chief Executive Officer of CancerVax Corporation, a biotechnology company focused on the development of products for the treatment and control of cancer. From December 2000 to May 2006, Mr. Hale was also a director of CancerVax. In May 2006, CancerVax merged with Micromet AG to form Micromet, Inc., a biopharmaceutical company, of which Mr. Hale is Chairman. Prior to joining CancerVax Corporation, Mr. Hale served as President and Chief Executive Officer and a director of Women First HealthCare, Inc., a specialty healthcare company, from January 1998 to May 2000. From May 1987 to October 1997, he served as Chairman, President and Chief Executive Officer of Gensia Sicor Inc. (acquired by Teva Pharmaceutical Industries Limited), formerly Gensia Inc., a specialty pharmaceutical company and from February 1987 to September 1994 served as Chairman of Viagene, Inc., a biotechnology company. Mr. Hale joined Hybritech, Incorporated, a biotechnology company, in 1982 and served as President and a director until May 1987. Mr. Hale has served as Chairman of the board of directors of Metabasis Therapeutics, Inc. since August 2006 and as a director since April 1997 and as Chairman of Somaxon Pharmaceuticals, Inc.’s board of directors since August 2003. Mr. Hale also serves on the boards of the Biotechnology Industry Organization, the California Healthcare Institute, BIOCOM, CONNECT and Rady Children’s Hospital – San Diego. Mr. Hale holds a B.A. in biology and chemistry from Jacksonville State University.
     Ted W. Love, M.D. has served as a member of our board of directors since March 2005. He was appointed President and Chief Executive Officer of Nuvelo, Inc., a biopharmaceutical company, in March 2001, having been appointed President and Chief Operating Officer of Nuvelo in January 2001. He has served as a director of that company since February 2001 and became Chairman of the board of directors in September 2005. He joined Nuvelo from Theravance, Inc. (formerly Advanced Medicine), a biopharmaceutical company, where he served as Senior Vice President of Development from February 1998 to January 2001. Prior to that, he spent six years at Genentech, Inc., a biotechnology company, holding a number of senior management positions in medical affairs and product development. Dr. Love is a director of Affymax, Inc., a biopharmaceutical company. Dr. Love also serves on the boards of directors of the Biotechnology Institute and the California Healthcare Institute. In addition, he serves on the Biotechnology Industry Organization’s Health Section Governing Body and Emerging Company Section Governing Body and the 29-member California Independent Citizens’ Oversight Committee, which oversees the $3 billion allocated to stem cell research authorized by Proposition 71. Dr. Love holds a B.A. in molecular biology from Haverford College and an M.D. from Yale Medical School.
Director Independence
     Messrs. Burgess, Hale, Herman, Snyder and Drs. Carter and Love are independent directors, as defined in the Nasdaq Stock Market qualification standards. In addition, Rodney A. Ferguson, J.D., Ph.D., who resigned from our board of directors on March 28, 2006, is independent as defined in the Nasdaq Stock Market qualification standards.
Board Meetings
     Our board of directors held 14 meetings, including telephonic meetings, during 2006. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he served.
Committees of the Board
     Audit Committee. Our audit committee currently consists of Messrs. Burgess, Herman and Snyder. The audit committee held five meetings, including telephonic meetings, during 2006. All members of the audit committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. Our board of directors has determined that each of Messrs. Burgess, Herman and Snyder qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available on our web site at www.santarus.com. The functions of this committee include:
•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent registered public accounting firm and with internal financial personnel regarding these matters;

•	engaging our independent registered public accounting firm; and

•	reviewing our audited financial statements and reports and discussing the statements and reports with our management and our independent registered public accounting firm, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management, if any.
     Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

     Nominating/Corporate Governance Committee. Our nominating/corporate governance committee currently consists of Drs. Love and Carter and Mr. Burgess. The nominating/corporate governance committee held two meetings, including telephonic meetings, during 2006. All members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors, a copy of which is available on our web site at www.santarus.com. The functions of this committee include:
•	reviewing and recommending nominees for election as directors;

•	assessing the performance of our board of directors; and

•	reviewing our corporate governance guidelines and considering other issues relating to corporate governance.
     Compensation Committee. Our compensation committee currently consists of Messrs. Herman, Hale and Snyder. The compensation committee held eight meetings, including telephonic meetings, during 2006. All members of the compensation committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The compensation committee is governed by a written charter approved by our board of directors, a copy of which is available on our web site at www.santarus.com. The functions of this committee include:
•	carrying out our board of directors’ responsibilities relating to compensation of our executive officers, including by designing (in consultation with management and the board of directors), approving and/or recommending to our board of directors for approval and evaluating our compensation plans, policies and programs;

•	exercising authority under our employee benefit plans; and

•	advising and consulting with our executive officers regarding other matters related to compensation of our employees.
     With regard to executive compensation, the compensation committee of our board of directors has the primary authority to determine compensation for our executive officers. In addition, the compensation committee, together with the remaining independent members of our board of directors, have authority to review our President and Chief Executive Officer’s individual performance and compensation, as well as to establish and determine achievement of our annual corporate goals. Each year, our compensation committee and the remaining independent members of our board of directors review the compensation of Gerald T. Proehl, our President and Chief Executive Officer, as well as his individual performance for the calendar year under review and our company’s overall performance. The compensation committee also reviews compensation for the other executive officers on an annual basis and his or her individual performance for the calendar year under review. To aid the compensation committee’s review, Mr. Proehl provides a recommendation concerning compensation and performance for each executive officer, excluding himself. In connection with its review, the compensation committee also reviews third party survey data for peer group companies and utilizes the services of independent compensation consulting and survey firms. The committee compares our executive compensation programs as a whole to the third party survey data and also compares the pay of individual executives if the jobs were sufficiently similar to make the comparisons meaningful. In addition, the compensation committee utilizes “tally sheets,” prepared with assistance from management, which describe the nature and/or value of each element of compensation payable to an executive officer.
     The compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) have authority to grant stock option awards to our executive officers. In the case of annual stock option awards, which are generally made in connection with the compensation committee’s annual review of company performance and executive officer performance (and the independent members of our board of directors annual review of Mr. Proehl’s performance) conducted in the first quarter of each year, the number of stock options granted to each executive officer is determined based upon competitive compensation information from our peer group companies.
     Under its charter, the compensation committee also has the primary authority to review, at least annually, and recommend to the board of directors all compensation for our non-employee directors in connection with their service on our board of directors. To aid its review of non-employee director compensation, the compensation committee reviews third party survey data for peer group companies and utilizes the services of one or more independent compensation consulting and survey firms.

Compensation Committee Interlocks and Insider Participation
Messrs. Herman, Hale and Snyder serve on the compensation committee of our board of directors. No member of the compensation committee was at any time during the 2006 fiscal year or at any other time an officer or employee of the company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.
Director Nomination Process
     Director Qualifications
     In evaluating director nominees, the nominating/corporate governance committee considers, among other things, the following factors:
•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry and/or with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.
     The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience.
     Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of our company and our stockholders. The nominating/corporate governance committee also believes it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it is appropriate for our chief executive officer to serve as a member of our board of directors.
     Identification and Evaluation of Nominees for Directors
     The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.
     If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. To date, the nominating/corporate governance committee has not utilized third-party search firms to identify board of directors candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
     The nominating/corporate governance committee plans to evaluate any nominees recommended by stockholders in the same manner as it evaluates other nominees. To date, we have not received director candidate recommendations from our stockholders. Any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.
     Pursuant to our Amended and Restated Bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholders’ name and contact information, as they appear on our books; (ii) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (iii) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (iv) a representation whether the stockholder intends or is part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of the nomination; (v) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Securities Exchange Act of 1934, as amended (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2008 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to our procedures detailed in the section below entitled “Stockholder Proposals.”
Communications with our Board of Directors
     Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at Santarus, Inc., 10590 West Ocean Air Drive, Suite 200, San Diego, California 92130. Our corporate secretary will relay all such communications to our board of directors, or individual members, as appropriate.
Code of Ethics
     Our company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.
Corporate Governance Documents
     Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our web site at www.santarus.com. Please note, however, that the information contained on the web site is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter, free of charge, to any stockholder upon written request to Investor Relations, Santarus, Inc., 10590 West Ocean Air Drive, Suite 200, San Diego, California 92130.

Report of the Audit Committee
     The audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
     The audit committee reviewed with Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the audit committee has discussed with Ernst & Young LLP their independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has considered the compatibility of non-audit services with the auditors’ independence.
     The audit committee met with Ernst & Young LLP to discuss the overall scope of their services, the results of their audit and reviews, their evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. During the audit committee’s meetings with Ernst & Young LLP, the audit committee met with Ernst & Young LLP with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.
     In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in the company’s annual report for the year ended December 31, 2006. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2007.
     This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
     The foregoing report has been furnished by the audit committee.
Daniel D. Burgess, Chairman
Michael E. Herman
Kent Snyder
Compensation of Directors
     Non-employee members of our board of directors receive a combination of cash compensation, in the form of annual retainers and meeting stipends, and equity incentive compensation, in the form of stock option awards, for their service on our board of directors. Any board member who is also an employee of the company does not receive separate compensation for service on our board of directors.

     Cash Compensation
          2006 Fiscal Year
     For the 2006 fiscal year, each non-employee director received an annual cash retainer of $25,000 (except that prior to February 10, 2006, the annual cash retainer was $16,000). The chairman of our board received an additional annual retainer of $10,000 and the chairs of the following board committees received the following additional annual retainers: (i) audit committee, $5,000; (ii) compensation committee, $5,000; and (iii) nominating/corporate governance committee, $2,500.
     Each non-employee director also received the following cash meeting stipends for each board and committee meeting attended: (i) $2,000 for each board meeting attended in-person or by telephone (except that prior to February 10, 2006, the board meeting stipends were $1,500 for each meeting attended in-person and $750 or $1,500 for each meeting attended by telephone, depending on the duration of the meeting); and (ii) $1,000 for each committee meeting attended in-person or by telephone (except that prior to February 10, 2006, the committee meeting stipends were $1,000 for each meeting attended in-person and $500 or $1,000 for each meeting attended by telephone, depending on the duration of the meeting).
     In addition, non-employee directors also received reimbursement of their reasonable out-of-pocket expenses in connection with attendance at board and committee meetings.
     Additional information about the cash compensation paid to our non-employee directors during the 2006 fiscal year is reflected in the table captioned “Director Compensation Table,” set forth below.
          2007 Fiscal Year
     For the 2007 fiscal year, each non-employee director will receive an annual cash retainer of $25,000. The chairman of our board will receive an additional annual retainer of $30,000 and the chairs of the following board committees will receive the following additional annual retainers: (i) audit committee, $10,000; (ii) compensation committee, $5,000; and (iii) nominating/corporate governance committee, $2,500.
     Each non-employee director also will receive the following cash meeting stipends for each board and committee meeting attended: (i) $2,000 for each board meeting attended in-person and $1,000 for each board meeting attended by telephone; and (ii) $1,000 for each committee meeting attended in-person or by telephone.
     In addition, non-employee directors will also be entitled to reimbursement of their reasonable out-of-pocket expenses in connection with attendance at board and committee meetings.
     Equity Incentive Compensation
     Our non-employee directors also receive equity incentive compensation in connection with their service on our board of directors.
          2006 Fiscal Year
     For the 2006 fiscal year, on the date of the annual meeting of our stockholders, (i) each continuing non-employee director received an option to purchase 30,000 shares of common stock, (ii) the chairman of the board of directors received an additional annual option to purchase 10,000 shares of common stock, (iii) the chairman of our audit committee received an additional annual option to purchase 5,000 shares of common stock, (iv) the chairman of our compensation committee received an additional annual option to purchase 5,000 shares of common stock and (v) the chairman of our nominating/corporate governance committee received an additional annual option to purchase 2,500 shares of common stock. In addition, our policy provides that each non-employee director who is elected to our board of directors is granted an option to purchase 35,000 shares of our common stock in connection with his or her initial election to our board of directors. There were no non-employee directors elected to our board of directors in the 2006 fiscal year.
     These options have an exercise price per share equal to 100% of the fair market value of the underlying stock at the time of grant. The initial options granted to non-employee directors described above vest in three equal annual installments on each yearly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such dates. The annual options granted to non-employee directors described above vest in twelve equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on such dates. To the extent vested as of a non-employee director’s termination of membership on our board of directors, each such option granted on or after February 10, 2006 is exercisable for 12 months following such director’s termination of membership on our board of directors. The term of each option granted to a non-employee director is ten years. Upon a change of control (as defined in our amended and restated 2004 equity incentive award plan and our 1998 stock option plan), each option granted to a non-employee director becomes 100% vested in accordance with the terms of such plans.
     Additional information about stock option awards granted during the 2006 fiscal year to our non-employee directors is reflected in the table captioned “Director Compensation Table,” set forth below.
          2007 Fiscal Year
     The equity incentive compensation program for our non-employee directors for the 2007 fiscal year is the same as described for the 2006 fiscal year, except that the size of the annual option grant for each continuing non-employee director has been increased to 32,000 shares of common stock, from 30,000 shares of common stock.
DIRECTOR COMPENSATION TABLE
     The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2006.

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation	Total
Name(1)	($)	($)(2)	($)	($)

David F. Hale	$62,759	$107,108	$—	$169,867

Daniel D. Burgess	61,759	140,260	—	202,019

Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)	45,759	130,268	—	176,027

Rodney A. Ferguson, J.D., Ph.D.(3)	13,134	43,213	—	56,347

Michael E. Herman	65,759	105,502	—	171,261

Ted W. Love, M.D.	52,634	124,625	—	177,259

Kent Snyder	58,759	129,144	—	187,903

(1)	Gerald T. Proehl, our President and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his services as a director. The compensation received by Mr. Proehl as an employee is shown in the Summary Compensation Table on page 23.

(2)	Represents compensation expense for stock option grants recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, for the year ended December 31, 2006. For complete valuation assumptions, please see the financial statements and the related disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2006. The grant date fair value of options awarded to each of our non-employee directors in 2006 is as follows: David F. Hale: $153,788; Daniel D. Burgess: $134,565; Michael G. Carter: $115,341; Michael E. Herman: $134,565; Ted W. Love: $124,953; and Kent Snyder: $115,341. The incremental fair value of options awarded to Rodney A. Ferguson that were modified in 2006 as described below was $25,852. As of December 31, 2006, each non-employee director has the following shares subject to outstanding options: David F. Hale: 140,713; Daniel D. Burgess: 95,000; Michael G. Carter: 80,000; Michael E. Herman: 111,428; Ted W. Love: 82,500; and Kent Snyder: 80,000.

(3)	Rodney A. Ferguson resigned from our board of directors on March 28, 2006. In connection with his resignation, we accelerated the vesting of options held by Dr. Ferguson to purchase 4,375 shares of common stock and extended the period within which Dr. Ferguson was entitled to exercise his outstanding options to purchase 78,570 shares of common stock through December 31, 2006.
Director Attendance at Annual Meetings
     Although our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting, we encourage all of our directors to attend. All of our then current directors attended our 2006 annual meeting of stockholders.
     Our board of directors unanimously recommends a vote “FOR” each nominee listed above. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying proxy card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2007 for:
•	each of our Named Executive Officers (as defined below in “Executive Compensation and Other Information – Summary Compensation Table”);

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers and directors as a group.
     Information with respect to beneficial ownership has been furnished by each executive officer, director, or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable as of May 30, 2007, which is 60 days after March 31, 2007.
     Percentage of beneficial ownership is based on 50,725,107 shares of common stock outstanding as of March 31, 2007.
     Unless otherwise indicated, the address for the following stockholders is c/o Santarus, Inc., 10590 West Ocean Air Drive, Suite 200, San Diego, CA 92130.

	Shares	Percent
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned
Named Executive Officers and Directors:
Gerald T. Proehl(1)	971,882	1.9%
Debra P. Crawford(2)	305,476	*
Julie A. DeMeules(3)	149,753	*
William C. Denby, III(4)	260,927	*
Warren E. Hall(5)	307,598	*
David F. Hale(6)	278,952	*
Daniel D. Burgess(7)	95,000	*
Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)(8)	80,000	*
Michael E. Herman(9)	198,000	*
Ted W. Love, M.D.(10)	82,500	*
Kent Snyder(11)	81,000	*
5% Stockholders:
Westfield Capital Management Co. LLC(12)	7,284,774	14.4
William Blair & Company, L.L.C.(13)	6,959,392	13.7
Funds affiliated with The St. Paul Companies, Inc.(14)	4,385,090	8.6

All directors and executive officers as a group (14 persons)(15)	3,102,833	5.8

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Includes options that are immediately exercisable to purchase 905,135 of which 114,375 will be unvested as of May 30, 2007.

(2)	Includes options that are immediately exercisable to purchase 282,156 shares of which 34,689 will be unvested as of May 30, 2007.

(3)	Includes options that are immediately exercisable to purchase 145,472 shares of which 9,525 will be unvested as of May 30, 2007.
(4)	Includes options that are immediately exercisable to purchase 247,128 shares of which 31,365 will be unvested as of May 30, 2007.
(5)	Includes (a) options that are immediately exercisable to purchase 244,485 shares held by Mr. Hall of which 29,810 will be unvested as of May 30, 2007 and (b) 52,714 shares held by the Warren and Gail Hall Trust. Mr. Hall is a trustee of the Warren and Gail Hall Trust.
(6)	Includes (a) options that are immediately exercisable to purchase 140,713 shares held by David F. Hale, of which 3,334 shares will be unvested as of May 30, 2007, (b) 134,739 shares held by the Hale Family Trust dated February 10, 1986, and (c) 3,500 shares held by Michael T. Hale, as trustee, UDT December 26, 1991, for the benefit of Garrett Hale. David F. Hale is a trustee of the Hale Family Trust, dated February 10, 1986. David F. Hale disclaims beneficial ownership of the shares of common stock listed in (c) above.
(7)	Includes options that are immediately exercisable to purchase 95,000 shares of which 14,584 will be unvested as of May 30, 2007.
(8)	Includes options that are immediately exercisable to purchase 80,000 shares of which 14,167 will be unvested as of May 30, 2007.
(9)	Includes (a) options that are immediately exercisable to purchase 111,428 shares held by The Herman Family Trading Company of which 2,917 shares will be unvested as of May 30, 2007, (b) 52,142 shares held by the Michael E. Herman Revocable Trust of which 1,429 shares will be subject to repurchase as of May 30, 2007, (c) 21,000 shares held by Vail Fishing Partners, and (d) 4,400 shares held by Mr. Herman’s spouse. Mr. Herman is the President of The Herman Family Trading Company, the general partner of Vail Fishing Partners and a trustee of the Michael E. Herman Revocable Trust. Mr. Herman disclaims beneficial ownership of the shares held by his spouse.
(10)	Includes options that are immediately exercisable to purchase 82,500 shares of which 14,376 will be unvested as of May 30, 2007.
(11)	Includes (a) options that are immediately exercisable to purchase 80,000 shares of which 14,167 will be unvested as of May 30, 2007 and (b) 1,000 shares held by the Snyder Family Trust dated July 17, 2000. Mr. Snyder is a trustee of the Snyder Family Trust.
(12)	Includes 7,284,774 shares held by Westfield Capital Management Co. LLC. Westfield Capital Management Co. LLC has sole voting and investment power with respect to 5,944,124 of the shares. Various other entities have sole voting power with respect to the remaining 1,340,650 shares. Westfield Capital Management Co. LLC is an investment adviser in accordance with Rule 13d-1. Westfield Capital Management Co. LLC has indicated that the shares are owned of record by certain mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital Management Co. LLC. Westfield Capital Management Co. LLC disclaims any beneficial ownership of such shares. The address for Westfield Capital Management Co. LLC is One Financial Center, Boston, MA 02111.
(13)	Includes 6,959,392 shares held by William Blair & Company, L.L.C. William Blair & Company, L.L.C. has sole voting and investment power with respect to 6,379,514 of the shares. With respect to the remaining 579,878 shares, each respective client of William Blair & Company, L.L.C. or the client’s agent retains sole voting power. William Blair & Company, L.L.C. is an investment adviser in accordance with Rule 13d-1. The address for William Blair & Company, L.L.C. is 222 W. Adams Street, Chicago, IL 60606.
(14)	Includes (a) 754,103 shares held by St. Paul Venture Capital IV, LLC, (b) 21,323 shares held by St. Paul Venture Capital Affiliates Fund I, LLC, (c) 151,686 shares held by St. Paul Venture Capital V, LLC, (d) 2,279,597 shares held by St. Paul Venture Capital VI, LLC, (e) 293,133 shares held by Windamere, LLC, (f) 110,401 shares held by Windamere II, LLC, (g) 227,531 shares held by Windamere III, LLC, and (h) 547,316 shares held by Fog City Fund, LLC. The Travelers Companies, Inc., a publicly traded company, owns 100% of St. Paul Fire and Marine Insurance

Company. St. Paul Fire and Marine Insurance Company owns a controlling interest of St. Paul Venture Capital IV, LLC, St. Paul Venture Capital V, LLC, St. Paul Venture Capital VI, LLC, Windamere, LLC, Windamere II, LLC, Windamere III, LLC and Fog City Fund, LLC. St. Paul Venture Capital IV, LLC, St. Paul Venture Capital V, LLC, St. Paul Venture Capital VI, LLC and St. Paul Venture Capital Affiliates Fund I, LLC are jointly managed by Split Rock Partners, LLC and Vesbridge Partners, LLC, however, voting and investment power with respect to the shares has been delegated solely to Split Rock Partners, LLC. Windamere, LLC, Windamere II, LLC, Windamere III, LLC and Fog City Fund, LLC (collectively, the “Satellite Funds”) are managed by the managing member of each Satellite Fund, however, investments and dispositions must be approved by the board of directors of each Satellite Fund. Split Rock Partners, LLC has the right to appoint a majority of the board of directors of each Satellite Fund. Voting and investment power over our shares held by each named fund is shared with The Travelers Companies, Inc., St. Paul Fire and Marine Insurance Company and Split Rock Partners, LLC due to the affiliate relationship described above. The address for The Travelers Companies, Inc. and St. Paul Fire and Marine Insurance Company is 385 Washington Street, St. Paul, MN 55102. The address for Split Rock Partners, LLC is 10400 Viking Drive, Suite 550, Eden Prairie, MN 55344.

(15)	Includes options that are immediately exercisable to purchase 2,693,449 shares of which 300,640 will be unvested as of May 30, 2007.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Our Executive Officers and Senior Management
     The following table sets forth information as to persons who serve as our executive officers and senior management as of March 31, 2007.

Name	Age	Position
Gerald T. Proehl	48	President, Chief Executive Officer and Director
Debra P. Crawford	49	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Julie A. DeMeules	54	Senior Vice President, Human Resources
William C. Denby, III	51	Senior Vice President, Commercial Operations
Warren E. Hall	54	Senior Vice President, Manufacturing and Product Development
Michael D. Step	47	Senior Vice President, Corporate Development
E. David Ballard II, M.D.	51	Vice President, Clinical Research and Medical Affairs
Carey J. Fox	38	Vice President, General Counsel
Blake A. Boland	46	Vice President, Sales
Jonathan M. Hee	48	Vice President, Commercial Affairs
Martha L. Hough	53	Vice President, Finance and Investor Relations
Thomas J. Joyce	47	Vice President, Marketing and National Accounts
     Gerald T. Proehl has served as our President and Chief Executive Officer and as a director since January 2002. From March 2000 through December 2001, Mr. Proehl was our President and Chief Operating Officer. From April 1999 to March 2000, Mr. Proehl was our Vice President, Marketing and Business Development. Prior to joining Santarus, Mr. Proehl was with Hoechst Marion Roussel, Inc., a global pharmaceutical company, for 14 years, where he served in various capacities in multiple therapeutic areas including gastrointestinal, cardiovascular, wound care and central nervous system, and from March 1997 to April 1999 served as Vice President of Global Marketing. While at Hoechst Marion Roussel, Mr. Proehl oversaw the co-promotion of the proton pump inhibitor Prilosec® by Hoechst Marion Roussel and Astra Merck Inc. and was responsible for the marketing of gastrointestinal products Carafate® and Pentasa®, among products in several other therapeutic areas. Mr. Proehl holds a B.S. in education from the State University of New York at Cortland, an M.A. in exercise physiology from Wake Forest University and an M.B.A. from Rockhurst College.
     Debra P. Crawford joined Santarus in November 2000 as Vice President, Chief Financial Officer, Treasurer and Secretary and was promoted to Senior Vice President, Chief Financial Officer, Treasurer and Secretary in December 2003. Prior to joining Santarus, Ms. Crawford served as Vice President, Chief Financial Officer and Treasurer from July 1998 to May 2000 for Women First HealthCare, Inc., a specialty healthcare company. Ms. Crawford was also Assistant Secretary of Women First from July 1998 to February 1999 and Secretary from March 1999 to May 2000. From May 2000 to October

2000 and from March 1997 to August 1998, Ms. Crawford was self-employed and provided financial consulting services in the area of corporate development and in the capacity of acting chief financial officer. Ms. Crawford also served as Chief Financial Officer, Vice President of Finance and Administration and Treasurer of IVAC Holdings, Inc. from January 1996 to December 1996 and of IVAC Medical Systems, Inc., a medical device company, from January 1995 to December 1996. From September 1981 to December 1994, Ms. Crawford served in various financial positions within companies of the medical device division of Eli Lilly & Company. Ms. Crawford is a certified public accountant and holds a B.S. in business administration from San Diego State University.
     Julie A. DeMeules joined Santarus in January 2004 as Vice President, Human Resources and was promoted to Senior Vice President, Human Resources in February 2006. From January 2000 to November 2003, Ms. DeMeules served as Vice President, Human Resources at Quidel Corporation, a manufacturer and distributor of medical diagnostic products. From February 1991 to January 2000, Ms. DeMeules was employed with Advanced Tissue Sciences, a biotechnology company, most recently serving as Vice President, Human Resources. Prior to joining Advanced Tissue Sciences, Ms. DeMeules served as Director of Human Resources at Square D Corporation, a provider of electrical products, from June 1990 to February 1991. Prior to joining Square D Corporation, Ms. DeMeules served for several years as Vice President of Human Resources of Signet Armorlite, Inc., a manufacturer and distributor of ophthalmic lenses and supplies. Ms. DeMeules holds a B.A. in business administration from the University of San Diego and an M.B.A. from San Diego State University.
     William C. Denby, III joined Santarus in February 2002 as Senior Vice President, Commercial Operations. Prior to joining Santarus, from October 2001 to February 2002, Mr. Denby served as Senior Vice President of Commercial Operations of Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From June 1997 to October 2001, Mr. Denby served as Senior Vice President and Vice President of Sales and Marketing for Agouron. From January 1995 to June 1997, Mr. Denby served as Senior Director of Sales and Marketing and Senior Director, Commercial and Marketing Affairs for Agouron. Prior to that, Mr. Denby was at Marion Laboratories for 18 years, holding various positions in corporate finance, strategic planning, and sales and marketing. While at Marion Laboratories, Mr. Denby was responsible for promoting a diverse product line which included brands such as Cardizem®, Nicorette® and the duodenal ulcer drug Carafate, and he helped secure managed care formulary acceptance for these products. Mr. Denby holds a B.A. in English from the State University of New York at Fredonia and an M.B.A. from Rockhurst College.
     Warren E. Hall joined Santarus in July 2001 as Vice President, Manufacturing and Product Development and was promoted to Senior Vice President, Manufacturing and Product Development in December 2003. Prior to joining Santarus, Mr. Hall served as Senior Director of Development from July 2000 to July 2001 at Dura Pharmaceuticals, a specialty pharmaceutical company that was acquired by Elan Corporation, plc, a pharmaceutical company. Mr. Hall served as Senior Director of Program Management for the pulmonary group at Dura from February 1999 to July 2000, and as Senior Director of Manufacturing from July 1998 to February 1999. From November 1995 to June 1998, Mr. Hall served as Director of Manufacturing Operations at Cell Therapeutics, Inc., a cancer treatment company. Prior to Cell Therapeutics, Mr. Hall was with Mallinckrodt, Inc., a pharmaceutical and specialty chemical company, for 17 years, serving in various capacities, most recently as Director of Worldwide Manufacturing. Mr. Hall holds a B.A. in chemistry and biology from Greenville College and an M.S. in organic chemistry from Southern Illinois University.
     Michael D. Step joined Santarus as Senior Vice President, Corporate Development in February 2005. Prior to joining Santarus, he served from August 2000 to February 2005 with Amylin Pharmaceuticals, Inc., a biopharmaceutical company, most recently as Vice President, Corporate Development. In this capacity, he was responsible for leading corporate development activities, including product licensing, strategic planning, and mergers and acquisitions evaluations. Prior to Amylin, he was Senior Director, Business Development at Dura Pharmaceuticals, Inc., a pharmaceutical company, from May 1998 to July 2000. In this position, his duties included licensing of marketed pharmaceutical products. Prior to that, he served in corporate development and strategic planning at Hoffmann-La Roche and sales and management roles at Roche Labs and Syntex Labs. Mr. Step holds a B.A. in political science from Vanderbilt University and an M.B.A. from the University of Southern California.
     E. David Ballard II, M.D. joined Santarus in March 2004 as Vice President, Clinical Research, was appointed Vice President, Medical Affairs in September 2005 and was promoted to Vice President, Clinical Research and Medical Affairs in March 2006. From March 2000 to February 2004, Dr. Ballard served in various positions at TAP Pharmaceutical Products Inc., a pharmaceutical company, most recently serving as Therapeutic Area Head, Gastroenterology and Internal Medicine. From July 1997 to March 2000, Dr. Ballard was a Medical Director at Abbott Laboratories, a pharmaceutical company. Dr.

Ballard holds a B.S. in biology from Morehouse College and an M.D. from the Medical College of Ohio. Dr. Ballard is also certified as a gastroenterologist by the American Board of Internal Medicine.
     Carey J. Fox joined Santarus as Senior Director, Legal Affairs in March 2002, served as Vice President, Legal Affairs from May 2004 to February 2006 and was promoted to Vice President, General Counsel in March 2006. Prior to joining Santarus, Ms. Fox served as Director, Legal Affairs for Elan Pharmaceuticals, Inc., a pharmaceutical company, from January 2002 to March 2002. Prior to joining Elan, Ms. Fox was associated with the law firm of Brobeck, Phleger & Harrison LLP from May 1998 to December 2001 and with the law firm of Fennemore Craig from January 1996 to May 1998, where she represented a variety of clients in general corporate and securities law matters. Ms. Fox is a member of the State Bar of California and holds a B.A. in social ecology from the University of California, Irvine and a J.D. from Arizona State University.
     Blake A. Boland has served as Vice President, Sales since July 2004 and previously served as Director, National Sales beginning in January 2004. Prior to joining Santarus, Mr. Boland was with Aventis Pharmaceuticals, a global pharmaceutical company, for 16 years. From November 1998 to December 2003, Mr. Boland served as a Regional Sales Director, where he was responsible initially for building a new primary care sales organization in the western U.S. During his career with Aventis and predecessor companies, Mr. Boland held various positions in sales, marketing and sales management in such therapeutic areas as gastroenterology, cardiovascular, respiratory, diabetes and anti-infectives. Mr. Boland holds a B.A. in business administration from Graceland College and an M.B.A. from Rockhurst College.
     Jonathan M. Hee joined Santarus in January 2004 as Vice President, Commercial Affairs. From October 2000 to December 2003, Mr. Hee served as Vice President, Sales and Marketing Services at Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From October 1996 to October 2000, Mr. Hee served as Director and Senior Director, Sales and Marketing Services for Agouron. Mr. Hee was a Senior Manager of Segment Marketing for Agouron from November 1995 to October 1996. Prior to joining Agouron, Mr. Hee was with Gensia Inc., a specialty pharmaceutical company, where he held various management roles including Associate Director positions in marketing and market planning. Mr. Hee holds a B.S. in chemical engineering from Stanford University and an M.B.A. from Harvard University.
     Martha L. Hough joined Santarus in January 2005 as Vice President, Finance and Investor Relations. From August 2002 to December 2004, and September 1998 to October 1999, Ms. Hough was a self-employed consultant to medical technology and pharmaceutical companies. From November 1999 to July 2002, Ms. Hough was Vice President, Business Development, and Chief Financial Officer of LMA North America, Inc., a profitable private medical device company. From 1987 to 1998, Ms. Hough worked in various finance, investor relations, and marketing positions at Gensia Sicor, Inc., a specialty pharmaceutical company, serving as Vice President, Finance and Corporate Communications there from January 1995 to June 1998. Ms. Hough holds a B.S. in psychology from Colorado State University and an M.B.A. from the Tuck School of Business at Dartmouth College.
     Thomas J. Joyce joined Santarus in January 2004 as Vice President, Marketing and National Accounts. From April 2002 to January 2004, Mr. Joyce served as Senior Director, Marketing at Neurocrine Biosciences, Inc., a drug discovery and development company. From July 1999 to March 2002, Mr. Joyce served as Senior Director, Global Marketing Planning of Agouron Pharmaceuticals, Inc., a provider of HIV and other specialty pharmaceutical products that was acquired by Pfizer Inc. From September 1997 to June 1999 and from May 1996 to August 1997, Mr. Joyce served as Associate Director of Corporate Development and Senior Market Manager, respectively, of Agouron. Prior to joining Agouron, Mr. Joyce held various sales and sales management positions at Hoechst Marion Roussel. Mr. Joyce holds a B.A. in psychology from the University of Dayton.
Compensation Discussion and Analysis
     Executive Compensation Program Overview
     Our compensation programs for our executive officers and other employees are designed to:
•	attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which are competitive with similar positions in other companies with whom we compete for employees and which are internally equitable within our company;

•	closely align compensation for our employees with the company’s performance on a short-term and long-term basis;

•	build stockholder value by providing incentives for corporate performance;

•	reward and provide differentiated compensation based on individual performance; and

•	further enhance our employees’ long-term incentive to increase stockholder value and the company’s stock price by providing a portion of our compensation in the form of company equity, through stock options and stock ownership.
     To accomplish those goals, compensation for our employees, including our executive officers, generally consists of the following elements: (1) base salary, (2) incentive cash bonuses, (3) long-term incentives through stock option awards and stock ownership and (4) other welfare and retirement savings benefits. In addition, our executive officers are entitled to potential payments upon specified termination or change in control events.
     The compensation committee of our board of directors has the primary authority to determine compensation for the company’s executive officers. In addition, the compensation committee, together with the remaining independent members of our board of directors, have authority to review our President and Chief Executive Officer’s individual performance and compensation, as well as to establish and determine achievement of our annual corporate goals. Each year, our compensation committee and the remaining independent members of our board of directors review the compensation of Gerald T. Proehl, our President and Chief Executive Officer, as well as his individual performance for the calendar year under review and our company’s overall performance. The compensation committee also reviews compensation for the other executive officers on an annual basis and his or her individual performance for the calendar year under review. To aid the compensation committee’s review, Mr. Proehl provides a recommendation concerning compensation and performance for each executive officer, excluding himself. For the 2006 fiscal year, the review of compensation for our executive officers and Mr. Proehl took place at regular scheduled compensation committee and board meetings in February 2006, and the determination of bonuses earned for performance during the 2006 fiscal year took place at our regularly scheduled board meeting in February 2007.
     As part of the evaluation of executive compensation for the 2006 fiscal year, the compensation committee also reviewed third party survey data relating to the compensation programs of other specialty pharmaceutical companies that the compensation committee determined were similar to our company in terms of nature of operations, stage of development, market capitalization and/or number of employees. When reviewing the third party survey data, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered whether total compensation for our executive officers was generally between the 50th and 75th percentiles of the total compensation paid to executives holding comparable positions within other comparable companies. The compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) also considered the third party survey data when allocating total compensation between cash and equity compensation. To assist with this process, our compensation committee primarily utilized the services of Top Five Data Services, an independent compensation consulting and survey firm, but also considered data from the following additional third party surveys: Top Five Biopharm Executive Compensation Survey, Mellon Life Sciences Executive Total Direct Compensation Survey, and Radford Biotech Executive Survey. The committee compared the executive compensation programs as a whole and also compared the pay of individual executives if the jobs were sufficiently similar to make the comparisons meaningful. In addition, when making compensation decisions for Mr. Proehl and certain of our other executive officers during the 2006 fiscal year, the compensation committee evaluated each compensation element in the context of the executive’s overall total compensation through the use of “tally sheets,” prepared with assistance from management. The “tally sheets” described the nature and/or value of each element of compensation payable to these executives.
     As part of its compensation program, the company aims to compensate the company’s executive officers in a manner that is tax effective for the company. In practice, the equity-based compensation elements of the compensation delivered by the company is not subject to the deduction limitation imposed under Section 162(m) of the Internal Revenue Code, or the Code, as amended. Section 162(m) of the Code generally limits the tax deductions a public corporation may take for compensation paid to its chief executive officer, chief financial officer and three other most highly compensated executive officers, the Named Executive Officers, to $1.0 million per executive per year. Our stockholders have previously approved our stock award plans, the 1998 stock option plan and the amended and restated 2004 equity incentive award plan, qualifying options and stock appreciation rights under these plans as performance-based compensation exempt from the Section 162(m) limits. Other awards under these plans also may qualify as performance-based compensation in the discretion of the compensation committee.
     Elements of the Executive Compensation Program
          Base Salary
     As a general matter, the base salary for each executive is initially established and approved by the compensation committee at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. Under the terms of our executive officer employment agreements, each officer is entitled to an annual review of his or her base salary, in the sole discretion of the compensation committee. Any year-to-year adjustments to each executive officer’s base salary are determined by an assessment by the compensation committee (with assistance from management as described above and with the involvement of the independent members of our board of directors, with respect to Mr. Proehl) of her or his individual performance against job responsibilities, overall company performance, the company’s budget for merit increases and competitive salary information. In assessing competitive salary information, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) review and consider independent third party data related to salary levels for similar executive positions in other comparable companies, as described above.
     In connection with the annual review of his performance at the regularly scheduled board of directors meeting in February 2006, Mr. Proehl received a 4% merit increase in his level of base salary effective in March 2006, resulting in an increase in Mr. Proehl’s base salary from $420,000 to $437,000. At the regularly scheduled compensation committee meeting in February 2006 to review the performance of the other Named Executive Officers, each received a merit increase in his or her level of base salary ranging from 2.5% to 4.5%, effective in March 2006. In determining these adjustments, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered each executive officer’s individual performance, the company’s overall performance and competitive salary information. The salaries earned by the Named Executive Officers during fiscal year 2006 are shown in the Summary Compensation Table.
     In addition, during the 2006 fiscal year, Julie A. DeMeules, one of our Named Executive Officers, was promoted to the position of Senior Vice President, Human Resources and received an additional increase of 3.4% in her level of base salary, effective in February 2006.
          Annual Cash Bonuses
     Our executive officers, as well as all of our other employees (with the exception of our field-based commercial employees), are eligible to receive annual cash bonuses pursuant to our bonus plans. Our field-based commercial employees are eligible to receive quarterly cash bonuses pursuant to separate field incentive compensation plans.
     Payments for executive officers under our annual cash bonus plans are based 100% on achieving established corporate goals (rather than on achievement of individual goals) and are determined as a percentage of each executive officer’s base salary. We believe that by basing the potential bonus payments for executive officers solely on achievement of corporate goals, we ensure that each executive officer’s performance is fully aligned with the overall executive team and company objectives, as well as focused on building stockholder value by providing incentives for corporate performance.
     Under the terms of our 2006 bonus plan, the target bonus for Mr. Proehl, our President and Chief Executive Officer, was 50% of base salary, and the target bonus for each of our other executive officers was 35% of base salary. For our fiscal year 2006 bonus plan, the target bonus percentage amounts were established through an analysis that included a review of third party survey data for comparable positions among other comparable companies. As described above, when reviewing the third party survey data, the compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) considered whether total compensation for our executive officers was generally between the 50th and 75th percentiles of the total compensation paid to executives holding comparable positions within other comparable companies, in the case of the target bonuses, assuming the executive officers fully achieve the corporate performance goals established by our board. Each executive officer was then entitled to receive a bonus ranging from zero to 150% of his or her target bonus, based on the level of the company’s achievement of its corporate performance goals for the 2006 fiscal year, which goals were established by our board at its regularly scheduled meeting in February 2006. These performance goals included the achievement of performance targets related to our product regulatory filings and product launch; net product sales; year-end net loss and cash on hand; and stock performance. The performance goals were established so that in the committee’s determination they were not substantially certain to be attained at the target levels absent strong performance by the executive officers and the company as a whole. The board’s assessment of company performance generally and of the level of achievement of the corporate goals, which took place at the regularly scheduled board meeting in February 2007, then determined the level of attainment of the 2006 corporate goals, which in turn determined the percent of the established target bonus amounts that was paid to each executive officer.
     Cash bonus payments for the 2006 fiscal year paid to our executive officers pursuant to our 2006 bonus plan were based on the board’s determination that the level of attainment of the 2006 corporate goals was 102%. As a result, for the 2006 fiscal year, Mr. Proehl received a bonus of $222,870, which was equal to 102% of Mr. Proehl’s 50% target bonus, and each of the other Named Executive Officers received 102% of their 35% target bonuses. The specific amounts of the cash bonuses awarded to our Named Executive Officers for the 2006 fiscal year are reflected in the Summary Compensation Table.
          Long-Term Incentives
                    Stock Option Awards
     Our long-term incentives are primarily in the form of annual stock option awards, and the company’s executive officers, along with all of the company’s other employees, are eligible to participate in the company’s annual award of stock options. As discussed above, the objective of these awards is to further enhance our executive officers’ long-term incentive to increase stockholder value and the company’s stock price. We believe that stock option based compensation achieves this objective by directly linking the economic benefit to recipients of such awards with our stock’s performance, on which we believe that individual performance by our employees can have a positive effect. We also believe that stock option based compensation encourages employee retention because the awards are designed to vest over time, generally over four years.
     The compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) have authority to grant stock option awards to our executive officers. In the case of annual stock option awards, which are generally made in connection with the compensation committee’s annual review of company performance and executive officer performance (and the independent members of our board of directors annual review of Mr. Proehl’s performance) conducted in the first quarter of each year, the number of stock options granted to each executive officer is determined based upon input from our third party consulting and survey firms and competitive compensation information from other comparable companies. The compensation committee (and the independent members of our board of directors, with respect to Mr. Proehl) consider each executive officer’s individual performance when determining the specific number of options to be awarded. Stock option awards may also be made following a promotion or in recognition of a significant achievement, and stock options were awarded in fiscal year 2006 in connection with the promotion of one of our Named Executive Officers, which occurred during fiscal year 2006, as described below.
     The exercise price of options granted under our stock plans has always been 100% of the fair market value of the underlying stock at the time of grant, and the company does not have a policy of granting equity-based awards at other than the fair market value. Prior to January 1, 2007, our amended and restated 2004 equity incentive award plan determined the fair market value of our common stock by reference to the closing price of our common stock on the Nasdaq Global Market as of the trading day immediately preceding the date of grant. Effective as of January 1, 2007, we amended this stock award plan to provide that the fair market value of our common stock is determined by reference to the closing price of our common stock on the Nasdaq Global Market on the date of grant. Each option generally vests over a four-year period and is exercisable over a ten-year period following its grant unless employment terminates prior to such date.
     Our general policy is to grant options on fixed dates generally during open trading windows and on dates determined in advance in the prior year, although there may be occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. We do not time the granting of our options with any favorable or unfavorable news released by the company. Proximity of any awards to an earnings announcement or other market events is coincidental.

     Options granted to any of our employees under our amended and restated 2004 equity incentive award plan, as well as currently outstanding unvested options granted under the 1998 stock option plan (our predecessor stock option plan), become fully vested and exercisable in the event of a change in control where the acquirer does not assume the options. In the event of a change in control where the acquirer does assume the options, such options will be subject to accelerated vesting prior to the change in control such that 50% of the unvested shares subject to the options will become vested and exercisable. In addition, assumed options will automatically become fully vested and exercisable if the holder of such options is terminated by the acquirer without cause or the holder terminates employment for good reason within 12 months after the change in control. Moreover, our executive officers are entitled to further acceleration of vesting in certain termination events under the terms of their employment agreements, as described below under the heading “Employment Agreements.”
     During the 2006 fiscal year, Mr. Proehl was granted an option in February 2006 to purchase 100,000 shares of our common stock, in connection with the annual review of Mr. Proehl’s individual performance during 2005 and also considering the level of his then current ownership of shares of our common stock. Each of the other Named Executive Officers was granted an option in February 2006 to purchase a number of shares of our common stock, ranging from 24,300 to 50,000 shares, in connection with the annual review of individual performance during 2005. In addition, Julie A. DeMeules, one of our Named Executive Officers, received an option to purchase 25,000 shares in connection with her promotion to the position of Senior Vice President, Human Resources in February 2006. Stock option awards granted during the 2006 fiscal year to Mr. Proehl and the other Named Executive Officers are reflected in the table captioned “Grants of Plan-Based Awards,” and outstanding stock option awards as of December 31, 2006 are reflected in the table captioned “Outstanding Equity Awards at Fiscal Year-End.”
                    Employee Stock Purchase Plan
     The company has also established an amended and restated employee stock purchase plan available to all of our employees, including our executive officers, which is intended to encourage employees to continue in the employ of the company and to motivate employees through an ownership interest in the company. Under the employee stock purchase plan, employees may purchase shares of the company’s common stock at a discount to the market price, subject to certain limits, with the objective of allowing employees to profit when the value of the company’s common stock increases over time.
          Defined Contribution Plan
     The company has a section 401(k) savings/retirement plan available to all eligible employees of the company, including our executive officers. The 401(k) plan permits eligible employees to defer a portion of their annual compensation, subject to certain limitations imposed by the Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan. Commencing on January 1, 2007, the company will make matching contributions to the 401(k) plan in an amount equal to $0.25 for each dollar of participant contributions, up to a maximum of six percent of the participant’s annual compensation and subject to certain other limits. Plan participants generally will vest in the amounts contributed by the company over five years, with credit for past service. We believe that our 401(k) plan is an appropriate element of compensation, which is competitive and necessary to attract and retain employees.
          Perquisites
     We do not provide any perquisites for our executive officers.
          Other Benefits
     We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies.
     Employment Agreements
     In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our compensation committee has approved and we have entered into employment agreements with each of our executive officers. Except as provided below, all of the employment agreements with our executive officers contain substantially similar terms. We believe that the employment agreements offer competitive terms and are appropriate to attract and retain individuals at the executive officer level.
     Pursuant to the employment agreements, each executive is required to devote substantially all of his or her time and attention to our business and affairs. The initial base salaries of the executives are set forth in their employment agreements. The employment agreements do not provide for automatic annual increases in salary, but each employment agreement provides for annual salary reviews by the compensation committee. Each of the executives is eligible to participate in any management incentive compensation plan adopted by us or such other bonus plan as our board of directors or compensation committee may approve. The award of any bonus compensation is to be determined by the compensation committee or pursuant to a plan approved by the board of directors or compensation committee. Each of the executives is an at-will employee.
     Severance Benefits and Change in Control Arrangements
     The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her death or permanent disability. Specifically, in the event of such a termination, the executive or his or her estate, as applicable, shall receive a lump sum payment of 12 months of salary and an amount equal to the average of the executive’s bonuses for the three years prior to the date of termination (for all executives other than Mr. Proehl, prorated for the period of time served by the executive during the year of termination), plus 12 months healthcare and life insurance benefits continuation at our expense. In addition, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months will immediately vest on the date of termination.
     The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for cause or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, all executives other than Mr. Proehl will receive a lump sum payment of 12 months of salary and an amount equal to the average of executive’s bonuses for the three years prior to the date of termination (prorated for the period of time served by the executive during the year of termination), 12 months healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services. If such termination or resignation occurs more than three months prior to or more than 12 months following a change of control, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months, will immediately vest on the date of termination.
     With respect to Mr. Proehl, in the event his employment is terminated by us other than for cause or if he resigns with good reason, Mr. Proehl will be entitled to receive a lump sum payment of 12 months of salary and an amount equal to the average of his bonuses for the three years prior to the date of termination, 12 months of healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services; provided, however, that if such termination or resignation occurs within three months prior to or within 12 months following a change of control, Mr. Proehl will be entitled to receive 18 months of salary and an amount equal to the average of his bonuses for the three years prior to the date of termination, 18 months of healthcare and life insurance benefits continuation at our expense, plus $15,000 towards outplacement services. If such termination or resignation occurs more than three months prior to or more than 12 months following a change of control, that portion of Mr. Proehl’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if Mr. Proehl had remained employed for an additional 12 months, will immediately vest on the date of termination.
     In addition, with respect to all executives (including Mr. Proehl), if such termination occurs within three months prior to or within 12 months following a change in control, all of the executive’s remaining unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the date of termination.
     The employment agreements also provide that, in connection with a change in control of the company, 50% of the executive’s unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately become vested. This accelerated vesting supersedes any less favorable accelerated vesting provided under our amended and restated 2004 equity incentive award plan and our 1998 stock option plan.

     Each of the employment agreements also provides that payments under each employment agreement may be delayed to the extent necessary to avoid adverse tax consequences for the affected executive officer under Section 409A of the Code.
     Additional information concerning the potential payments our executive officers may receive in the event of termination of their employment or a change in control of the company is provided in the table captioned “Potential Payments Upon Termination or Change in Control.”
Compensation Committee Report
     The compensation committee of the company’s board of directors has submitted the following report for inclusion in this Proxy Statement:
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.
     This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
     The foregoing report has been furnished by the compensation committee.
Michael E. Herman, Chairman
David F. Hale
Kent Snyder

SUMMARY COMPENSATION TABLE
     The table below summarizes the total compensation paid or earned by each of our Named Executive Officers for the fiscal year ended December 31, 2006.

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)

Gerald T. Proehl, President and Chief Executive Officer	2006	$434,167	$222,870	$744,199	$—	$1,401,236

Debra P. Crawford, Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2006	278,393	100,105	356,723	—	735,221

Julie A. DeMeules, Senior Vice President, Human Resources	2006	213,362	77,112	313,418	—	603,892

William C. Denby, III, Senior Vice President, Commercial Operations	2006	273,429	98,013	355,540	—	726,982

Warren E. Hall, Senior Vice President, Manufacturing and Product Development	2006	256,795	92,267	345,447	—	694,509

(1)	Represents 102% of each executive officer’s respective target bonus. Under the terms of the Santarus, Inc. 2006 Bonus Plan, the target bonus for Gerald T. Proehl, our President and Chief Executive Officer, was equal to 50% of his base salary and the target bonus for the other executive officers was equal to 35% of their respective base salaries.

(2)	Represents compensation expense for stock option grants recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, for the year ended December 31, 2006. For complete valuation assumptions, please see the financial statements and the related disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS
     The table below provides information about stock option awards granted to our Named Executive Officers during the fiscal year ended December 31, 2006.

		Option Awards:
		Number of	Exercise or	Closing
		Shares of	Base Price	Price on	Grant Date
		Stock or	of Option	Grant	Fair
	Grant	Units	Awards	Date	Value
Name	Date	(#)(1)	($/Sh)(2)	($/Sh)	($)(3)

Gerald T. Proehl	02/09/06	100,000	$6.79	$6.68	$409,770
Debra P. Crawford	02/09/06	50,000	6.79	6.68	204,885
Julie A. DeMeules	02/09/06	50,000	6.79	6.68	204,885
	02/09/06	25,000	6.79	6.68	102,443
William C. Denby, III	02/09/06	45,000	6.79	6.68	184,397
Warren E. Hall	02/09/06	50,000	6.79	6.68	204,885

(1)	Options vest monthly over 48 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant.

(2)	Prior to January 1, 2007, our amended and restated 2004 equity incentive award plan determined the fair market value of our common stock by reference to the closing price of our common stock on the Nasdaq Global Market as of the trading day immediately preceding the date of grant.

(3)	We estimate the fair value of options granted using the Black-Scholes valuation model in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. For complete valuation assumptions, please see the financial statements and the related disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The table below provides information about outstanding equity awards for each of our Named Executive Officers as of December 31, 2006.

	Option Awards
				Equity
				Incentive
				Plan Awards:
	Number of		Number of	Number of
	Securities		Securities	Securities
	Underlying		Underlying	Underlying
	Unexercised		Unexercised	Unexercised	Option
	Options		Options	Unearned	Exercise	Option
	(#)		(#)	Options	Price	Expiration
Name	Exercisable		Unexercisable	(#)	($)	Date (8)

Gerald T. Proehl	20,833	(1)	79,167	—	$6.790	02/09/16
	40,000	(2)	—	—	6.380	09/21/15
	45,833	(1)	54,167	—	7.150	02/15/15
	113,287	(3)	—	—	3.500	12/23/13
	460,691	(4)	—	—	0.875	05/22/13
	85,714	(3)	—	—	1.050	01/11/12
	38,571	(5)	—	—	1.050	12/18/11
	70,000	(6)	—	—	0.700	03/30/11

Debra P. Crawford	10,416	(1)	39,584	—	6.790	02/09/16
	25,000	(2)	—	—	6.380	09/21/15
	29,791	(1)	35,209	—	7.150	02/15/15
	56,643	(3)	—	—	3.500	12/23/13
	132,138	(4)	—	—	0.875	05/22/13
	12,857	(5)	—	—	1.050	12/18/11

Julie A. DeMeules	15,624	(1)	59,376	—	6.790	02/09/16
	25,000	(2)	—	—	6.380	09/21/15
	29,791	(1)	35,209	—	7.150	02/15/15
	57,142	(7)	—	—	5.250	01/30/14

William C. Denby, III	9,375	(1)	35,625	—	6.790	02/09/16
	25,000	(2)	—	—	6.380	09/21/15
	29,791	(1)	35,209	—	7.150	02/15/15
	56,643	(3)	—	—	3.500	12/23/13
	86,946	(4)	—	—	0.875	05/22/13
	25,000	(7)	—	—	1.050	02/25/12

Warren E. Hall	10,416	(1)	39,584	—	6.790	02/09/16
	25,000	(2)	—	—	6.380	09/21/15
	29,791	(1)	35,209	—	7.150	02/15/15
	56,643	(3)	—	—	3.500	12/23/13
	107,741	(4)	—	—	0.875	05/22/13

(1)	Options vest and become exercisable monthly over 48 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant.

(2)	Options vested and became exercisable 100% on December 31, 2006.

(3)	Options are immediately exercisable and vest monthly over 48 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant.
(4)	Options are immediately exercisable and vest monthly over 60 months in equal installments, with vesting commencing on the first monthly anniversary of the date of grant.
(5)	Options are immediately exercisable and vested 25% on the date of grant and the remainder vested in 36 equal monthly installments thereafter.
(6)	Options are immediately exercisable and vested 1/48 on April 1, 2001 and the remainder vested in 47 equal monthly installments thereafter.
(7)	Options are immediately exercisable and vest 25% one year from the date of grant and the remainder vest in 36 equal monthly installments thereafter.
(8)	The expiration date of each option occurs 10 years after the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     The table below reflects the amount of compensation that each of our Named Executive Officers would be entitled to receive under his or her existing employment agreement with the company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. Please see the section above entitled “Compensation Discussion and Analysis – Employment Agreements” for further discussion.

		Termination	Termination
		w/o Cause or	w/o Cause or
		for Good Reason	for Good Reason
		(apart from	(in connection	Death
		change in	with change	or	Change in
Name	Benefit	control)	in control)	Disability	Control(3)

Gerald T. Proehl	Severance	$437,000	$655,500	$437,000	$—
	Cash Bonus	140,157	140,157	140,157	—
	Accelerated Option Vesting(1)	846,194	1,205,938	846,194	602,969
	Healthcare and Life Insurance Benefits(2)	15,559	23,338	15,559	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	1,453,910	2,039,933	1,438,910	602,969

Debra P. Crawford	Severance	280,406	280,406	280,406	—
	Cash Bonus	72,647	72,647	72,647	—
	Accelerated Option Vesting(1)	269,173	386,821	269,173	193,411
	Healthcare and Life Insurance Benefits(2)	5,801	5,801	5,801	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	643,027	760,675	628,027	193,411

Julie A. DeMeules	Severance	216,000	216,000	216,000	—
	Cash Bonus	29,776	29,776	29,776	—
	Accelerated Option Vesting(1)	67,408	125,623	67,408	62,812
	Healthcare and Life Insurance Benefits(2)	15,230	15,230	15,230	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	343,414	401,629	328,414	62,812

William C. Denby, III	Severance	274,545	274,545	274,545	—
	Cash Bonus	72,656	72,656	72,656	—
	Accelerated Option Vesting(1)	244,755	349,953	244,755	174,977
	Healthcare and Life Insurance Benefits(2)	15,317	15,317	15,317	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	622,273	727,471	607,273	174,977

Warren E. Hall	Severance	258,452	258,452	258,452	—
	Cash Bonus	67,281	67,281	67,281	—
	Accelerated Option Vesting(1)	235,233	338,741	235,233	169,371
	Healthcare and Life Insurance Benefits(2)	15,293	15,293	15,293	—
	Outplacement Services	15,000	15,000	—	—
	Total Value:	591,259	694,767	576,259	169,371

(1)	The value of accelerated unvested options was calculated using the closing price of our common stock on December 29, 2006 of $7.83. The value of accelerated unvested options reported represents the difference between the aggregate exercise price of the unvested options and the aggregate value of the underlying shares.

(2)	Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2006 and is valued at the premiums in effect on December 31, 2006.
(3)	The value of accelerated unvested options is based on the assumption that the acquirer assumes the options granted under our option plans, and 50% of the options become vested. In the event the acquirer does not assume the options granted, 100% of the unvested options would become vested.

Equity Compensation Plan Information
     The following table sets forth information regarding all of our equity compensation plans as of December 31, 2006.

Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to	Exercise Price of	Future Issuance Under
	be Issued upon	Outstanding	Equity Compensation
	Exercise	Options,	Plans (Excluding
	of Outstanding Options,	Warrants and	Securities Reflected in
Plan Category	Warrants and Rights	Rights	Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,543,006	$6.10	3,360,676	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	6,543,006	$6.10	3,360,676

(1)	Includes 126 shares available for issuance under our amended and restated employee stock purchase plan. There are 500,126 shares available for purchase on the next purchase date, which includes the 500,000 shares that were added to the amended and restated employee stock purchase plan pursuant to the annual evergreen increase on January 1, 2007.
Benefit Plans
     Amended and Restated 2004 Equity Incentive Award Plan
     Our amended and restated 2004 equity incentive award plan was approved by our board of directors in May 2004 and by our stockholders in July 2004. As of March 31, 2007, a total of 4,045,249 shares of our common stock were reserved for issuance pursuant to the 2004 plan. The shares reserved for issuance will be increased by the number of shares of common stock related to options granted under our 1998 stock option plan that are repurchased, forfeited, expire or are cancelled prior to being exercised. In addition, the number of shares reserved for issuance pursuant to the 2004 plan will be automatically increased on the first day of each of our fiscal years, or January 1, during the term of the 2004 plan, continuing until and including January 1, 2014, by a number of shares equal to the least of: (1) 5% of our outstanding capital stock on such January 1; (2) 2,500,000 shares; or (3) an amount determined by our board of directors.
     As of March 31, 2007, options to purchase 6,472,044 shares of common stock were outstanding and options to purchase 191,878 shares of common stock had been exercised under the 2004 plan. As of March 31, 2007, the outstanding options were exercisable at a weighted average exercise price of approximately $7.38 per share.
     The 2004 plan provides for the grant or issuance of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof, to individuals who are then our employees, directors or consultants or any future subsidiaries’ employees or consultants. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. The maximum number of shares which may be subject to awards granted under the 2004 plan to any individual in any calendar year may not exceed 2,000,000.
     In the event of a plan participant’s termination of employment with us on account of his or her disability or death, that number of unvested awards granted to the participant under the 2004 plan that would have become fully vested, exercisable or payable over the 12-month period following the participant’s termination under the vesting schedules applicable to the awards had the participant remained continuously employed by us during such period will become immediately fully vested, exercisable or payable on the date of termination. If a plan participant’s status as an employee, director or consultant terminates for any reason other than death or disability, the plan participant may exercise his or her vested options generally within the 90 day period following the termination, or such other longer period of time as determined by our board of directors in its discretion but not later than the expiration date for the option. In the case of our non-employee directors, stock options granted on or after February 10, 2006 are exercisable for 12 months following such director’s termination of membership on our board of directors.

     In the event of a change in control where the acquirer does not assume awards granted under the 2004 plan, the outstanding awards will become fully vested and exercisable or payable, as applicable, immediately prior to the change in control. In the event of a change of control where the acquirer assumes awards granted under the 2004 plan, 50% of the unvested awards will become vested and exercisable or payable, as applicable, immediately prior to the change in control, and the remaining outstanding awards will become fully vested and exercisable or payable, as applicable, if the holder of any such award is terminated by the acquirer without cause or terminates employment for good reason within 12 months after the change of control. Notwithstanding the foregoing, upon a change in control, 100% of outstanding awards granted to our non-employee directors will become fully vested and exercisable or payable, as applicable, without regard to whether the acquirer assumes outstanding awards.
     With the approval of our board of directors, our compensation committee may amend, alter, suspend or terminate the 2004 plan, or any part thereof, at any time and for any reason. However, the 2004 plan requires stockholder approval for any amendment to the 2004 plan to the extent necessary to comply with applicable laws, rules and regulations, or for any amendment that increases the number of shares available under the 2004 plan, permits our compensation committee to grant options with an exercise price below fair market value on the date of grant, or permits our compensation committee to extend the exercise period for an option beyond 10 years from the date of grant. No action by our board of directors, our compensation committee or our stockholders may alter or impair any award previously granted under the 2004 plan without the consent of the holder. Unless terminated earlier, the 2004 plan will terminate on January 28, 2014.
     1998 Stock Option Plan
     Our 1998 stock option plan was approved by our board of directors in October 1998 and by our stockholders in November 1998. As of March 31, 2007, options to purchase 1,645,746 shares of common stock had been exercised, options to purchase 1,891,778 shares of common stock were outstanding and no shares of common stock remained available for grant under the 1998 plan. As of March 31, 2007, the outstanding options were exercisable at a weighted average exercise price of approximately $2.46 per share.
     No additional options will be granted under the 1998 plan and all options granted under the 1998 plan that expire without having been exercised or that are forfeited or cancelled will become available for grant under the 2004 plan.
     If an optionee’s status as an employee, director or consultant terminates for any reason other than death or disability, the optionee may exercise his or her vested options generally within the three month period following the termination, or such other longer period of time as determined by our board of directors in its discretion but not later than the expiration date for the option. In the event the optionee dies while the optionee is an employee, director or consultant of our company, the options vested as of the date of death may be exercised prior to the earlier of their expiration date or six months from the date of the optionee’s death. In the event the optionee becomes disabled while the optionee is an employee, director or consultant of our company, the options vested as of the date of disability may be exercised prior to the earlier of their expiration date or six months from the date of the optionee’s disability.
     In the event of a change in control where the acquirer does not assume options granted under the 1998 plan, the outstanding options will become fully vested and exercisable immediately prior to the change in control. In the event of a change in control where the acquirer assumes options granted under the 1998 plan, such options will be subject to accelerated vesting immediately prior to the change in control such that 50% of the unvested shares subject to the options will become vested and exercisable if such options were granted after March 2002 and 100% of the unvested shares subject to the options will become vested and exercisable if such options were granted before March 2002. In addition, assumed options will automatically become fully vested and exercisable if the holder of any such options is terminated by the acquirer without cause or terminates employment for good reason within 12 months after the change in control. Notwithstanding the foregoing, upon a change in control, 100% of outstanding options granted to our non-employee directors will become fully vested and exercisable or payable, as applicable, without regard to whether the acquirer assumes outstanding options.
     The 1998 plan will terminate automatically in 2008 unless terminated earlier by our board of directors. The board of directors has the authority to amend or terminate the 1998 plan. However, no action may be taken which will adversely affect any option previously granted under the 1998 plan without the optionee’s consent.

     Amended and Restated Employee Stock Purchase Plan
     Our amended and restated employee stock purchase plan was approved by our board in May 2004 and by our stockholders in July 2004. The purchase plan enables our eligible employees and the eligible employees of any future subsidiaries to contribute up to 20% of their base compensation through payroll deductions, and the accumulated deductions will be applied to the purchase of shares of our common stock at a discount to the market price of the common stock.
     As of March 31, 2007, a total of 500,126 shares of our common stock were reserved for issuance under the purchase plan. In addition, the number of shares reserved for issuance pursuant to awards under the purchase plan will be automatically increased on the first day of each of our fiscal years, or January 1, during the term of the purchase plan, continuing until and including January 1, 2014, by a number of shares equal to the least of: (1) 1% of our outstanding capital stock on such January 1; (2) 500,000 shares; or (3) an amount determined by our board of directors. As of March 31, 2007, 1,207,828 shares of our common stock had been issued pursuant to the purchase plan at a weighted average purchase price of $2.82 per share.
     Our employees that customarily work more than twenty hours per week and more than five months per calendar year are eligible to participate in the purchase plan as of the first day of the first offering period after they become eligible to participate in the purchase plan.
     Offering periods under the purchase plan will initially be 24-month periods, comprised of four six-month purchase periods. Under the purchase plan, purchases will be made four times during each offering period on the last trading day of each purchase period, and the dates of such purchases shall be “purchase dates.” A new 24-month offering period will commence on each June 1st and December 1st during the term of the purchase plan. The purchase price per share will be equal to 85% of the fair market value per share on the participant’s entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. No employee is eligible to purchase more than 5,000 shares of common stock on any purchase date or more than 20,000 shares of common stock during each offering period. Our compensation committee may change the frequency and duration of offering periods and purchase dates under the purchase plan.
     If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the 24-month offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next trading day. All participants in the terminated offering period will be transferred to the new offering period.
     Employees may end their participation in an offering at any time during the offering period, and participation ends automatically on termination of employment with us or failure to qualify as an eligible employee. Upon such termination of the employee’s participation in the purchase plan, the employee’s payroll deductions not already used to purchase stock under the purchase plan will be returned to the employee.
     In the event we merge with or into another corporation or sell all or substantially all of our assets, the outstanding rights under the purchase plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, or in the event of our proposed dissolution or liquidation, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85% of the market value per share on the participant’s entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share on the date the purchase rights are exercised.
     Our board of directors may at any time and for any reason terminate or amend the purchase plan. An offering period may be terminated by our board of directors if it determines that the termination of the offering period or the purchase plan is in the best interests of our company and our stockholders. The purchase plan will terminate no later than January 28, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors reviews all compensation-related policies involving our directors and executive officers.
     During 2006, we believe that there has not been any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described under the headings “Proposal 1 Election of Directors – Compensation of Directors” and “Executive Compensation and Other Information.” We intend that any such future transactions will be approved by the audit committee of our board of directors and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007 and has directed that management submit the appointment of our independent registered public accounting firm to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1998 and through the year ended December 31, 2006. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Stockholders are not required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.
     The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP.
Audit and All Other Fees
     The aggregate fees billed to our company by Ernst & Young LLP, our independent registered public accounting firm, for the indicated services were as follows:

	2006	2005
Audit Fees(1)	$607,752	$337,747
Audit Related Fees(2)	2,500	2,500
Tax Fees(3)	—	—
All Other Fees(4)	—	—

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements in our quarterly reports on Form 10-Q, review of our registration statements on Forms S-1, S-3 and S-8, and preparation of comfort letters associated with our initial public offering and follow-on public offerings, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees billed in the indicated year for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance.

(4)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.
     The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
     Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
     Our board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors, officers and beneficial owners of ten percent or more of our common stock are required to file with the Securities and Exchange Commission on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file.
     Based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or 10% beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2006.
STOCKHOLDER PROPOSALS
     Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2008 must be received by us no later than December 28, 2007, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2008 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 15, 2008 and no later than March 16, 2008 unless the date of the 2008 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2007 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2008 Annual Meeting may exercise discretionary voting power regarding any such proposal.
ANNUAL REPORT
     Our annual report for the fiscal year ended December 31, 2006 will be mailed to stockholders of record on or about April 26, 2007. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.
     Any person who was a beneficial owner of our common stock on the Record Date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Santarus, Inc., 10590 West Ocean Air Drive, Suite 200, San Diego, California 92130, Attention: Investor Relations.

OTHER BUSINESS
     Our board of directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy card will vote all proxies in accordance with their best judgment.
     All stockholders are urged to complete, sign, date and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Gerald T. Proehl
President, Chief Executive Officer and Director

Dated: April 26, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

SANTARUS, INC.

June 14, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
“FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	To elect two directors for a three-year term to expire at the 2010 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Daniel D. Burgess ¡ Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.)
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Signature of Stockholder __________________ Date: ______ Signature of Stockholder __________________ Date: ______

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SANTARUS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2007

     The undersigned stockholder of Santarus, Inc., a Delaware corporation (the “Company”), hereby appoints Gerald T. Proehl and Debra P. Crawford, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 14, 2007 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)